[LETTERHEAD]



March 15, 2001



Roger Lockhart
Select Force Incorporated
P. O. Box 10
Beaver, AR 72613

Dear Roger:

Host America Corporation ("Host") is interested in acquiring 100 percent of the outstanding common stock of Select Force ("SF"), located at 6601 North Broadway, Suite 344, Oklahoma City, OK 73132. The purpose of this letter is to set forth on a preliminary basis the terms and conditions of the acquisition and to provide assurances that our investigation of SF is protected by the confidentiality provisions contained herein. Except as provided in paragraphs 7 and 9 through 13, this letter is not intended to be binding on the parties and the final terms would be set forth in a mutually acceptable acquisition agreement.

1. PURCHASE PRICE. The aggregate purchase price for the stock of SF will be up to 700,000 shares of Host's "restricted" Common Stock valued at $3.00 per share for a total purchase price of $2,100,000 subject to any adjustments as may be mutually agreed by the parties after the due diligence examination provided for below.

2. FORM OF TRANSACTION. The acquisition will constitute a tax-free exchange of shares with the shareholders of SF so that Host acquires no less than 100% of the outstanding stock of SF.

3. FORM OF PAYMENT OF PURCHASE PRICE. The purchase price will be paid in Host Common Stock, which stock will not be registered under the Securities Act of 1933.

4. CONDITIONS TO THE CLOSING. The closing will be conditioned upon receipt of all appropriate regulatory approvals; approval by the requisite percentage of shareholders of Host and SF; all necessary corporate approvals on the part of Host and SF; the closing occurring upon approval of Host and SF shareholders ("Closing Date"); all outstanding options, warrants and convertible securities of SF having been exercised, converted or canceled; there being no material adverse changes in the business or financial condition of SF prior to closing; and such other conditions common to transactions of this nature.

Roger Lockhart, Chairman
March 15, 2001
Page 2

5. COVENANTS NOT TO COMPETE. The Directors and Executive Officers of SF will be required to enter into covenants not to compete with Host or its subsidiaries within 100 miles of any facility of SF or its subsidiaries. The terms of the covenants not to compete would be five
     (5) years.

6. EMPLOYMENT AGREEMENTS. Tammi Didlot, the President and Chief Executive Officer of SF will execute an employment agreement providing for three (3) years term with an annual salary to be negotiated prior to Closing. In addition, she would receive all employee benefits currently offered to officers of Host and its subsidiaries with similar responsibilities.

7. DUE DILIGENCE. For a period of 60 days from the execution of this letter of intent, SF shall provide free access to its financial statements, books, records, loan files, audit and exam reports, contracts, commitments, insurance policies, surety bonds, leases, and tax returns for the purpose of allowing Host to conduct an investigation of SF's financial condition, corporate status, business operations, asset quality, property and title thereto, litigation and all other matters relating to SF's business, properties and assets. This investigation will be conducted through Host's employees and agents including its accountants, attorneys and consultants. This investigation shall be conducted in a manner that does not unreasonably interfere with SF's normal operations. SF shall cause its personnel to assist Host in making such investigation and shall cause its legal counsel, accountants, employees and other representatives to be available to Host for such purpose as reasonably requested. During such investigation, Host shall have the right to make copy of such records, files, documents and other materials as it may deem advisable unless it is limited or restricted from doing so by law or regulation.

8. DEFINITIVE AGREEMENT. Upon the satisfactory completion of the due diligence referred to in paragraph 7 above, SF and Host shall cooperate fully when completing the negotiation and execution of the definitive agreement for the transaction described in this letter. The definitive agreement shall incorporate the terms of this letter and such additional terms as is customary for transactions of this type including appropriate representations and warranties. The definitive agreement shall be in a form mutually acceptable to the parties and their counsel. The definitive agreement will also restrict the payment of dividends by SF through the Closing Date and provide that no loans in excess of $1,000 be made and that no securities be bought or sold. The definitive agreement will further provide that Host shall have full access to the books and records of SF through the Closing Date and the right to have its designee attend all board meetings and meetings of committees of the

Roger Lockhart, Chairman
March 15, 2001
Page 3


     board through the Closing Date. If the definitive agreement is not entered into within 60 days of the date of the execution of this letter of intent, either party may terminate this letter of intent.

9. CONFIDENTIALITY. Host recognizes and acknowledges that the data and information it will or may obtain from SF pursuant to paragraph 7 above (the "Information") comprise valuable, special and unique assets of SF. Host and its employees, directors, officers, agents and representatives shall hold in confidence any and all of the Information and shall not, in whole or in part, disclose the Information to any person or business for any reason or purpose whatsoever, and shall not make use of any such Information for any reason or purpose other than to evaluate the proposed acquisition. These restrictions shall not apply to such Information (i) which is at the time of disclosure to Host, in the public domain (as long as Host is not responsible, directly or indirectly, for such Information entering the public domain) (ii) which was disclosed to Host by a third party not subject to any restrictions on disclosure, (iii) which Host is required to disclose by the order of a court or other competent authority or under applicable law, or (iv) with respect to which SF may have given its consent. Further, Host may disclose the Information to its legal counsel, accountants and other professional advisors subject to their agreement to maintain the Information in strict confidence and not to disclose or use the Information, in whole or in part, other than in the course of advising Host. In the event Host is requested or required by a court or other competent authority or under applicable law to disclose the Information, Host shall give SF prompt notice of such request or requirement to enable SF to seek an appropriate protective order, and shall consult and cooperate with SF in attempting to resist or narrow the scope of such requests or requirement.

10. RETURN OF DOCUMENTS. If this letter of intent expires, terminates or is terminated, Host, at its expense and within 10 days of the date of such expiration or termination, shall return to SF any and all Information obtained by Host pursuant to its due diligence review or otherwise, together with all copies thereof and all notes, reports, evaluations, analysis, summaries, memoranda and other documents prepared by or on behalf of Host with respect thereto shall be destroyed.

11. INDEMNITY. Host shall indemnify, defend and hold harmless SF from and against any and all losses, liabilities, damages, costs and reasonable attorneys' fees suffered or incurred by SF as a result of, related to or in connection with any breach by Host of its duties and obligations under paragraph 9 of this letter of intent.

12. NO SOLICITATION. Host acknowledges that SF may have previously contacted other purchasers regarding the sale of SF. While this letter of intent is effective, SF and its

Roger Lockhart, Chairman
March 15, 2001
Page 4

     officers and directors shall not further solicit offers from any other party for the acquisition of controlling interest in SF, and if any unsolicited offer is received, or if one or more offers are received from prospective purchasers previously contacted by SF, SF shall not engage in any discussions or negotiations with any other party with respect to such a transaction. If any offer is received from another party, SF and its officers and directors shall promptly inform Host.

13. PRESS RELEASES. Neither Host nor SF shall issue any press release or other Disclosure of the proposed acquisition without the consent of the other party prior to the execution of the definitive agreement, provided, however, neither Host nor SF shall withhold its consent unreasonably. Notwithstanding the foregoing, Host may disclose the proposed acquisition in the case that it is advised by legal counsel that Disclosure is required under applicable law including federal and state securities law. Such Disclosure shall be in a form reasonably acceptable to SF.

14. NOTICES. All notices, demand or other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered or mailed by certified mail, return receipt requested, postage prepaid if to SF to:

                         Roger Lockhart
                         6601 North Broadway
                         Suite 344
                         Oklahoma City, OK 73132

     and if to Host to:

                         Host America Corporation
                         2 Broadway
                         Hamden, CT 06518
                         Attention: Geoffrey Ramsey, President

15. SURVIVAL. The duties and obligations of the sections set forth in paragraphs 7 and 9 through 13 of this letter of intent shall survive the expiration or the termination hereof. Such duties and obligations shall be binding upon and shall inure to the benefit of, the respective administrators, successors and assigns of the parties hereto.

Roger Lockhart, Chairman
March 15, 2001
Page 5

This letter is an expression of intent, but is not meant to create a binding obligation of the parties except as provided in paragraphs 7 and 9 through 13. If you believe this letter accurately states our preliminary intentions, please sign and return one copy to me.

                              HOST AMERICA CORPORATION



                              By: /s/ GEOFFREY RAMSEY
                                 ------------------------------------
                                 Geoffrey Ramsey, President



This letter accurately states the preliminary intentions of SF and is agreed to be binding as to the provisions set forth in paragraph 7 and 9 through 13 this 16th day of March, 2001.

                              SELECT FORCE



                              By: /s/ ROGER LOCKHART
                                 ------------------------------------
                                 Roger Lockhart, Chairman